Brian Simmons P.Eng.
Rodell Enterprises Ltd.
Box 151, 1235 Barnes Road
Crofton, B.C., Canada, V0R 1R0
Phone 250.210.2520

briansimmons@blackgraphitemining.ca

U.S. Securities and Exchange Commission
450, 5th Street, NW
Washington, D.C.
20549

CONSENT

I, Brian Simmons P.Eng., am the author of a Report entitled U.S. Rambler Project, New Westminster, Similkameen Mining Division, British Columbia, Canada, dated September 15, 2006, prepared for Rohat Resources Inc.

This is to confirm that I consent to the filing of the U.S. Rambler Project Report with the US Securities and Exchange Commission, namely a SB-2 registration statement.

I also consent to Rohat Resources Inc. distributing copies of the Report to its shareholders or prospective investors, and to the disclosure of the Report on their website for electronic viewing.

Dated at Crofton, B.C., Canada, this 26th day of January, 2007.

Brian Simmons P.Eng. Consulting Mining Engineer